Exhibit 10.11

LEASE

SANTA CLARA TOWERS, L.P.,

a Delaware limited partnership

Landlord

and

INPHI CORPORATION,

a Delaware corporation,

Tenant

for

Suite 1100

3945 Freedom Circle

Santa Clara, California

April 27, 2010

Schedule of Exhibits

Exhibit A	Floor Plan

Exhibit A-1	Description or Delineation of the Land

Exhibit B	Definitions

Exhibit C	Work Letter

Exhibit D	Rules and Regulations

Exhibit E	Form of Notice of Lease Term Dates

Exhibit F	Form of Letter of Credit

Exhibit G	Appraisal Procedure

LEASE

THIS LEASE is made as of the 27th day of April, 2010 (“Effective Date”), between Santa Clara Towers, L.P., a Delaware limited partnership (“Landlord”), and INPHI CORPORATION, a Delaware corporation (“Tenant”).

Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES	A portion of the eleventh (11th) floor of the Building, as more particularly shown on Exhibit A. The Premises are composed of two increments, as shown on Exhibit A, being the “Initial Premises” and the “Expansion Premises”.

BUILDING	The building located at 3945 Freedom Circle, Santa Clara, California.

REAL PROPERTY	As defined in Exhibit B.

COMMENCEMENT DATE	The date on which Landlord tenders possession of the Initial Premises to Tenant in accordance with the terms of this Lease. The scheduled Commencement Date is May 1, 2010. The term of this Lease as respects the Expansion Premises shall commence on the date (the “Expansion Premises Commencement Date”) on which Landlord tenders possession of the Expansion Premises to Tenant in accordance with the terms of this Lease, which date is scheduled to be February 15, 2011.

RENT COMMENCEMENT DATE

Initial Premises: The date that is two-hundred ten (210) days after the Rent Abatement Trigger Date. The “Rent Abatement Trigger Date” shall be the date that is the earlier to occur of (i) Tenant’s commencement of the conduct of business in the Initial Premises or any portion thereof, or (ii) ninety (90) days after the Commencement Date.

Expansion Premises: The date that is forty-five (45) days after the Expansion Premises Commencement Date.

EXPIRATION DATE	The last day of the sixty-third (63rd) full calendar month following the Commencement Date, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices, including research and development uses, and any lawful related and ancillary uses.

TENANT’S PROPORTIONATE SHARE OF OPERATING EXPENSE	6.98%; being 5.42% as respects the Initial Premises and 1.56% as respects the Expansion Premises.

BASE YEAR	The calendar year 2011.

BASE TAX YEAR	The fiscal tax year ending June 30, 2011.

AGREED AREA OF BUILDING	209,289 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	14,578 rentable square feet, being 11,351 rentable square feet as respects the Initial Premises, and 3,227 rentable square feet as respects the Expansion Premises, all as mutually agreed by Landlord and Tenant

FIXED RENT	Initial Premises:

Rent Year	Per Month	Per Annum
Rent Year 1	$30,080.15	$360,961.80
Rent Year 2	$30,647.70	$367,772.40
Rent Year 3	$31,215.25	$374,583.00
Rent Year 4	$31,782.80	$381,393.60
Rent Year 5	$32,350.35	$388,204.20

Expansion Premises:

Rent Year	Per Month	Per Annum
Rent Year 1	$8,551.55	$102,618.60
Rent Year 2	$8,712.90	$104,554.80
Rent Year 3	$8,874.25	$106,491.00
Rent Year 4	$9,035.60	$108,427.20
Rent Year 5	$9,196.95	$110,363.40

With respect to the Expansion Premises, the first Rent Year shall commence on the Rent Commencement Date with respect to the Expansion Premises, but such Rent Year, and all subsequent Rent Years, shall expire on the same date, and otherwise be for the same period, as the corresponding Rent Year with respect to the Initial Premises.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

LETTER OF CREDIT / SECURITY DEPOSIT	Initially $96,000.00, increasing to $121,000.00 on the Expansion Premises Rent Commencement Date, and thereafter subject to reduction, all as provided in Article 27.

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises: Inphi Corporation 2393 Townsgate, Suite 101 Westlake Village, CA 91361 Attn: John Edmunds, CFO

Thereafter, notices are to be sent to Tenant at the Premises (Attn: John Edmunds, CFO).

LANDLORD’S ADDRESS FOR NOTICES	Santa Clara Towers, L.P. c/o Shorenstein Properties LLC 235 Montgomery Street; 16th Floor San Francisco, California 94104 Attn: Corporate Secretary

With a copy to: Landlord, c/o the management office of the Building

LANDLORD’S ADDRESS FOR PAYMENT OF RENT	Rent shall be paid to “Santa Clara Towers, L.P.” at such address as Landlord shall specify by written notice to Tenant, or to such other parties and/or addresses as to which Landlord shall provide advance written notice.

TENANT’S BROKER	Colliers International, Inc.

LANDLORD’S BROKER	Colliers International, Inc..

LANDLORD’S AGENT	Shorenstein Realty Services, L.P., or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$312,152.50.

GUARANTOR	None.

All capitalized terms used in this Lease without definition are defined in Exhibit B.

ARTICLE 2

PREMISES; TERM; RENT

Section 2.1 Lease of Premises; Rentable Square Feet of Premises and Building. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. Landlord and Tenant hereby agree that the rentable square feet of the Premises and rentable square feet of the office area of the Building have been agreed to by Landlord and Tenant and are as stipulated in Article 1, above. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas.

Section 2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date. Unless sooner terminated or extended as hereinafter provided, the Term shall end on the Expiration Date. If Landlord does not tender possession of the Premises to Tenant on or before the Commencement Date or any other particular date, for any reason whatsoever, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and the Term shall not commence until the Commencement Date. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the Premises are vacant, in the condition required by this Lease and available for Tenant’s occupancy. No failure to tender possession of the Premises to Tenant on or before the Commencement Date shall affect any other obligations of Tenant hereunder. In the event Landlord is required to perform any work or improvement to the Premises or the Building prior to delivery of the Premises to Tenant, there shall be no postponement of the Commencement Date for (i) any delay in the tender of possession to Tenant which results from any Tenant Delay or (ii) any delays by Landlord in the performance of any punch list items relating to Landlord’s work. Once the Commencement Date is determined, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit E, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) Business Days of receipt thereof; provided, however, Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein. For purposes of determining whether Tenant has accepted possession of the Premises, Tenant shall be deemed to have done so when Tenant first moves Tenant’s Property and/or any of its personnel into the Premises and/or commences construction, except to the extent that Tenant is authorized in this Lease or by Landlord’s agreement to do any of the foregoing without being deemed to have accepted possession of the Premises, and except further that the foregoing shall not relieve Landlord from its obligation to complete or correct any punch list items as provided herein with respect to any work or improvement Landlord is required to perform pursuant to this Lease.

Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease. If any Rent payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Term at a rate per day which is equal to 1/30 of the applicable monthly Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Section 2.4 First Month’s Rent. Tenant shall pay one month’s Fixed Rent for the Initial Premises upon the execution of this Lease (“Advance Rent”). If the Initial Premises Rent Commencement Date is on the first day of a month, the Advance Rent shall be credited towards such month’s Fixed Rent payment. If the Initial Premises Rent Commencement Date is not the first day of a month, then on the Initial Premises Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Initial Premises Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

ARTICLE 3

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Real Property or the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

CONDITION OF THE PREMISES

Section 4.1 Condition of Premises. Tenant has inspected the Premises and agrees (a) to accept possession of the Premises in the condition existing on the Commencement Date “as is”, and (b) that except for Landlord’s Contribution, if any, and except for Landlord’s Work, if any, described in Exhibit “C” attached hereto, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of the Premises shall be hereinafter referred to as the “Initial Alterations,” and shall be promptly commenced by Tenant following the Commencement Date and diligently pursued thereafter by Tenant until the Initial Alterations are Substantially Completed. Tenant’s occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Landlord has Substantially Completed any work to be performed by Landlord under this Lease, Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease, except that the foregoing shall not relieve Landlord from its obligation to complete or correct any punch list items as provided herein with respect to any work Landlord is required to perform pursuant to this Lease. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that the sprinkler, fire-alarm and life-safety systems in the Premises as of the Commencement Date will be in working order as of the Commencement Date; provided, however, that the foregoing shall not imply any representation or warranty as to the useful life of such systems, nor shall the foregoing diminish Tenant’s responsibility to perform any repairs, modifications or improvements to the same necessitated after the Commencement Date.

ARTICLE 5

ALTERATIONS

Section 5.1 Tenant’s Alterations. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”) other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld if such Alterations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement.

Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to make any Alteration that meets all of the following criteria (a “Decorative Alteration”): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes) or is non-structural, and in either such case the Alteration does not affect the Base Building, Building Systems or Premises Systems, (b) at least ten (10) Business Days’ prior to commencement of work with respect to such Alteration, Tenant provides Landlord with plans with respect thereto or, if the Alteration is of such a nature that formal plans will not be prepared for the work, Tenant provides Landlord with a reasonably specific written description of the work, (c) such Alteration does not affect any part of the Building other than the Premises, (d) the work does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a workman like manner and in accordance with all Requirements, (e) the work does not involve any Hazardous Materials, (f) the Alteration is not visible from outside the Premises, and (f) the total cost of the Alteration does not exceed Twenty-Five Thousand Dollars ($25,000.00, and the total cost of the Alteration, when aggregated with the total cost of all other Decorative Alterations performed during the same Lease Year, does not exceed Fifty Thousand Dollars ($50,000.00).

(b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations of such a nature that formal plans will not be prepared for the work, in which case Tenant shall provide Landlord with a reasonably specific written description of the work), and with respect to any Alteration affecting any Building System or Premises System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System or Premises System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations).

(c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors approved by Landlord, (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord, and (d) at Tenant’s expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall timely give all notices required pursuant to Section 3259.5 of the Civil Code of the State of California or any successor statute.

Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or before the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alterations and close up any slab penetrations in the Premises; provided, however, that if so requested by Tenant in writing at the time Tenant requests approval for any Alterations, and provided that Tenant shall expressly reference this Section 5.3, Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alterations as to whether they are Specialty Alterations, and, if so, whether Landlord will waive its right to require that such Specialty Alterations be removed by Tenant from the Premises. Landlord’s failure to expressly waive such requirement in writing shall preserve Landlord’s right to exercise the foregoing election as respects such Alterations. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease.

Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 10 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with applicable Requirements.

Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately. The provisions of this Section 5.5 shall not be deemed to require that Tenant employ union labor for the performance of any Alterations.

Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord, upon demand, all out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, Tenant shall pay to Landlord, within ten (10) days after written demand, an administrative fee (the “Alteration Operations Fee”) in an amount equal to 5% of the total cost of such Alterations. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.

Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 70 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Base Building, (ii) the Building Systems, and (ii) the Common Areas, all in conformance with standards applicable to Comparable Buildings. In addition, and notwithstanding anything to the contrary contained in Section 6.2 below, if at any time during the Term any VAV boxes in the Premises cannot be maintained in good working order through Tenant’s performance of its repair and maintenance obligations pursuant to Section 6.2, and replacement thereof is reasonably required, Landlord, at Landlord’s sole cost and expense, shall replace such VAV boxes, except that Landlord shall not be required to replace any such VAV boxes prior to the date that is ninety (90) days after Tenant shall commence the conduct of business in the Premises or any portion thereof.

Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord’s designated engineer for the affected Building System, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in and serving the Premises from the point of connection to the Building Systems) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear, and except further for damage which is Landlord’s obligation to repair pursuant to Section 6.1 above or any other express provisions of this Lease, except to the extent otherwise required of Tenant pursuant to this Section 6.2, Section 8.1(a) below or any other express provisions of this Lease. All damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or frames or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

Section 6.3 Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Work of Improvement”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement). Landlord shall use reasonable efforts to minimize interference with Tenant’s access to, and use and occupancy of, the Premises during the performance of such Work of Improvement. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value (except as provided in Section 10.12 below), no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement.

ARTICLE 7

TAXES AND OPERATING EXPENSES

Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by the County Assessor of Santa Clara, California, for the purpose of imposition of Taxes.

(b) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including the rental value of Landlord’s Building management office (which management office may located in the Building or in the neighboring building owned by Landlord commonly known as Santa Clara Towers, Tower II (“Tower II”), in which event the rental value for the management office shall be prorated by Landlord between the Building and Tower II) and capital improvements made by Landlord after the Base Year, but only if such capital improvement is (i) reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Lease Year shall not exceed an amount equal to the savings Landlord reasonably anticipates will result from the installation and operation of such improvement, (ii) made in order to comply with any Requirement with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Requirement from its enactment or interpretation during the Base Year, (iii) made for the protection of the health and safety of the occupants of the Real Property, or (iv) made by reason of an insured casualty, but in such case the costs shall be limited to the extent of the reasonable deductible amount under the applicable insurance policy. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine, and the amount included in Operating Expenses in any Lease Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of any Lease Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. Operating Expenses after the Base Year shall include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, or amortized costs relating to capital improvements. In determining the amount of Operating Expenses for any Lease Year (including the Base Year), if less than 95% of the Building rentable area is occupied by tenants at any time, Operating Expenses shall be determined to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95%. Operating Expenses shall include, without limitation, all costs associated with the Common Areas, including the Fitness Center, all amenities thereof, including the pool, spa, showers, locker rooms, exercise rooms and exercise equipment, and all vendor and service contracts in connection therewith, including, for equipment maintenance and repair, janitorial and towel service, and fitness classes and instruction.

(c) “Statement” shall mean a statement setting forth (1) Operating Expenses and Taxes for a particular Lease Year and/or (2) the amount of Additional Rent payable by Tenant for any particular Lease Year, as determined in accordance with Article 7.

(d) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen (including transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent), which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Lease Year the installments of such assessment becoming payable during such Lease Year, together with interest payable during such Lease Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2 Tenant’s Tax Payment. (a) During the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of any increase in Taxes incurred by Landlord in each calendar year subsequent to the Base Tax Year, over the Taxes incurred by Landlord during the Base Tax Year (“Tenant’s Tax Payment”), as hereinafter provided. Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for each Lease Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Lease Year an amount equal to 1/12 of the Tax Estimate for such Lease Year. If Landlord furnishes a Tax Estimate for a Lease Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Lease Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Lease Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Lease Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Lease Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Lease Year.

(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Lease Year, Landlord shall furnish to Tenant a Statement for such Lease Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Lease Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Lease Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Lease Year, Tenant shall pay the amount of such deficiency within 10 Business Days after delivery of the Statement of Tenant.

(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If during the Term, Landlord receives a refund of Taxes for any Lease Year falling in whole or part during the Term, the amount of Tenant’s Tax Payment for such Lease Year (and subsequent Lease Years in the event the refund is with respect to the Base Tax Year) shall be recalculated and set forth in a written statement from Landlord to Tenant as soon as practicable thereafter. Any payments due from one party to the other shall be made within thirty (30) days after Tenant’s receipt of such statement, except that Landlord may make such refund to Tenant by means of a credit against the Rent next due from Tenant under this Lease, or, if none shall be due or if this Lease shall have expired, Landlord shall refund the excess to Tenant within thirty (30) days after delivery of such statement, provided that the excess shall have been determined within one (1) year after the end of the calendar year in which this Lease expires or earlier terminates and that Tenant shall have furnished Landlord with an address to which such refund may be sent. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

Section 7.3 Tenant’s Operating Payment. (a) During the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of any increase in the Operating Expenses incurred by Landlord in each calendar year subsequent to the Base Year, over the Operating Expenses incurred by Landlord during the Base Year (“Tenant’s Operating Payment”), as hereinafter provided. Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for each Lease Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Lease Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Lease Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Lease Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Lease Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Lease Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Lease Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Lease Year.

(b) On or before June 1st of each Lease Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Lease Year. The statement shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally or regionally recognized certified public accounting firm selected by Landlord. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Lease Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Lease Year, Tenant shall pay the amount of such deficiency within 10 Business Days after delivery of the Statement to Tenant.

Section 7.4 Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Lease Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Lease Year or any subsequent Lease Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Lease Year, except that if Landlord fails to render a Statement to Tenant within one (1) year following the expiration of the calendar year in which the Term of this Lease expires, Landlord shall be deemed to have waived its right to recover any Additional Operating Expenses from Tenant.

(b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 90 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. In the event of any such notice by Tenant, the parties shall cooperate with each other and use good faith efforts to resolve any dispute. Without limitation, Landlord shall endeavor to answer any specific questions of Tenant relating to the Statement. In addition, upon Tenant’s request, Landlord shall deliver to Tenant a copy of the auditor’s statement on which Landlord’s annual statement is based, if such a statement shall have been prepared and delivered to Landlord by Landlord’s auditor. Tenant agrees that Tenant will not employ, in connection with any dispute regarding any Statement, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.

Section 7.5 Proration. Tenant’s Tax Payment and Tenant’s Operating Payment for any Lease Year during the Term that is less than a full calendar year shall be apportioned on the basis set forth in Section 2.7 above. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Lease Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Taxes and/or Operating Expenses for the Real Property among different portions or occupants of the Real Property (the “Cost Pools”), in Landlord’s

reasonable discretion. In such event, upon Tenant’s request, Landlord shall provide Tenant with an explanation of the basis for utilizing such Cost Pools. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Real Property and the retail space tenants of the Real Property. The Taxes and/or Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1 Compliance with Requirements.

(a) Tenant’s Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

(b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

(c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses.

(d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2 Fire and Life Safety. Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.2 respecting any repairs affecting any Building System, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.

ARTICLE 9

SUBORDINATION

Section 9.1 Subordination and Attornment. (a) Subject to Section 9.6 below, this Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

(b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall within 10 Business Days of request from Landlord execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing and confirming such attornment, and (ii) containing such other terms and conditions as may be reasonably required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s other obligations or materially diminish Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be

(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;

(iii) bound by any prepayment of more than one month’s Rent to any prior landlord;

(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent;

(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the other obligations, or materially and adversely affect the rights, of Tenant under this Lease.

Section 9.3 No Lease Termination. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

Section 9.4 Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially diminish Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

Section 9.6 Non-Disturbance Agreements. Concurrently with the execution and delivery of this Lease by Landlord and Tenant, Landlord has delivered to Tenant a subordination, non-disturbance and attornment agreement from all existing Mortgagees and Lessors in form acceptable to Tenant. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Mortgage and/or any Superior Lease made between Landlord and such Mortgagee and/or Lessor, Landlord shall obtain from each Mortgagee or Lessor an agreement, in recordable form and in the standard form customarily employed by such Mortgagee or Lessor, pursuant to which such Mortgagee or Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage, or which such Lessor shall take to terminate such Superior Lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.1(b) hereof. Tenant shall reimburse Landlord, within 30 days after demand therefor, for Landlord’s out-of-pocket costs, including reasonable attorneys’ fees and disbursements, incurred in connection with obtaining any subordination, non-disturbance and attornment agreement for Tenant pursuant to this Section 9.6.

ARTICLE 10

SERVICES

Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant’s use of the Premises for the Permitted Uses in a normal and customary manner. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of .60 kilowatt hours per square foot of rentable area in the Premises per month, as determined on an annualized basis (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises, plus Landlord’s charge equal to five percent (5%) of Tenant’s Excess Electrical Usage for Landlord’s costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith. All electricity other than Excess Electrical Usage shall be provided to Tenant as no additional cost. Electricity utilized in connection with supplying HVAC service to the Premises during Overtime Periods pursuant to Section 10.5 below shall not be deemed Excess Electrical Usage, as the cost of such electricity is included in the rates for supplying HVAC service during Overtime Periods as set forth in Section 10.5.

Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

Section 10.3 Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 9:00 a.m. to 11:00 a.m.; 1:00 p.m. to 4:00 p.m.; and 6:00 p.m. to 7:00 a.m., and anytime on non-Business Days, which hours of operation are subject to change.

Section 10.4 Heating. Ventilation and Air Conditioning. At no additional cost to Tenant, Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) required in Landlord’s judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises sufficient for the comfortable occupancy thereof by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 10.5 Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 (“Overtime Periods”). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. On a single weekend during which Tenant initially moves into the Premises for the conduct of its business, upon 5 days’ prior notice from Tenant to Landlord, Landlord shall make available to Tenant freight elevator service in accordance with Landlord’s then current rules and regulations applicable thereto from 8:00 p.m. on the “move-in” Friday until 7:00 p.m. on Sunday; provided that, Tenant shall be required to pay for the out-of-pocket costs incurred by Landlord for after hours access control personnel. If Landlord furnishes freight elevator service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building. If Landlord furnishes HVAC service to the Premises during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the following rates for each floor (or portion thereof) of the Building for which such HVAC service is so requested and furnished to the Premises: (a) Twenty-Five and 00/100 Dollars ($25.00) per hour for the first six hundred (600) hours of use during Overtime Periods in a Lease Year; (b) Forty-Five and 00/100 Dollars ($45.00) per hour for the next one hundred (100) hours of use during Overtime Periods in such Lease Year above six hundred (600) hours; and (c) Sixty-Five and 00/100 Dollars ($65.00) per hour for any hour of use during Overtime Periods above seven hundred (700) hours in such Lease Year. In calculating total hours of use during Overtime Periods in any Lease Year for purposes of determining the applicable hourly rate pursuant to the foregoing, all hours of use to all floors of the Premises shall be taken into account.

Section 10.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned in accordance with commercially reasonable standards determined by Landlord. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times in order to perform such services. With respect to any kitchen, kitchenette or other similar area in the Premises, Tenant shall be solely responsible for cleaning the appliances and food preparation surfaces.

Section 10.7 Water. At no additional cost to Tenant, Landlord shall provide water in the core lavatories on each floor of the Building on which any portion of the Premises is located, and to the break room, if any, in the Premises. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

Section 10.8 Refuse Removal. At no additional cost to Tenant, Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, any additional costs incurred by Landlord for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

Section 10.9 Directory. Tenant shall be entitled to use a proportionate share of the available lines on the directory board located in the lobby of the Building, based on the rentable square footage of the Premises.

Section 10.10 Telecommunications. Any telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant shall be subject to Landlord’s approval, Landlord shall use its good faith efforts to respond to such request within 10 Business Days. Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

Section 10.11 Fitness Facility. As of the date of this Lease, a fitness facility is located in the Building (the “Fitness Facility”). Tenant and its on-site employees shall have the right, at no additional cost to Tenant, to use the Fitness Facility as hereinafter set forth. All costs associated with the Fitness Facility, whether operated by Landlord or a third party operator, shall in any event be included in Operating Expenses. The provisions of Article 25 shall fully apply in connection with use of the Fitness Facility by Tenant or any other Tenant Party. Without limitation of the preceding sentence, Tenant shall hold Landlord and the other Indemnitees harmless from and indemnify the Indemnitees against any and all Losses to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Party in, on or about the Fitness Facility, or (b) any accident, injury or damage, howsoever and by whomsoever caused, to any Tenant Party, occurring in, on or about the Fitness Facility. Landlord may prescribe rules and regulations for the use of the Fitness Facility. Tenant’s use of the Fitness Facility shall be conditioned upon Tenant’s observance of such rules and regulations. Landlord may at any time close or temporarily or permanently discontinue operation of the Fitness Facility, and/or increase or reduce the amenities thereof, and/or relocate the Fitness Facility to space elsewhere in the Building, all without any liability to Tenant or any obligation to open or make available to Tenant a replacement Fitness Facility or replacement amenities. Without limitation of the foregoing, Landlord may discontinue operation of the pool that is presently part of the Fitness Facility. Notwithstanding the foregoing, Landlord shall not permanently discontinue operation of the Fitness Facility unless Landlord determines in good faith that the same is necessary by reason of material health, safety, or economic concerns, including material insurance costs or liability risks that are unacceptable to Landlord in its good faith discretion. In the event Landlord permanently discontinues operation of the Fitness Facility, Operating Expenses shall thereafter exclude costs associated with the Fitness Facility.

Section 10.12 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord’s reasonable judgment, is necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified

Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason. Notwithstanding the foregoing, in the event that Tenant is prevented from using the Premises or any material portion thereof for the conduct of its business, and does not use for the conduct of its business, the Premises or any material portion thereof, for ten (10) consecutive Business Days (the “Eligibility Period”) as a result of the failure in any material respect of Landlord to provide to the Premises any of the utilities required to be provided by Landlord to the Premises pursuant to this Lease, where such failure is not caused in whole or part by the negligence or willful misconduct of any Tenant or any other Tenant Party, and such failure is caused primarily by the negligence or willful misconduct of Landlord or its agents or employees, Tenant’s obligation to pay Rent shall be abated or reduced as the case may be, from and after the first day following the last day of the Eligibility Period and continuing for such time that Tenant continues to be so prevented from using for the conduct of its business, and does not so use for the conduct of its business, the Premises or a material portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not so use, bears to the total rentable square feet of the Premises. The abatement provisions set forth above shall be inapplicable to any services failure described in this Section 10.12 that is caused by (x) damage from fire or other casualty or condemnation (it being acknowledged that such situations shall be governed by Articles 11 and 12 below.

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1 Tenant’s Insurance. (a) Commencing as of the Commencement Date, and continuing thereafter throughout the Term, Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

(i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees or other parties whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 25. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The self insured retention for such policy shall not exceed $10,000;

(ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the Initial Alterations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;

(iii) during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises;

(iv) Workers’ Compensation Insurance, as required by law;

(v) Business Interruption Insurance for a period of at least six (6) months;

(vi) Commercial Automobile Liability Insurance for any owned, non-owned or hired vehicles with a combined single limit with respect to each occurrence in an amount of not less than $1,000,000; and

(vii) such other insurance in such amounts as the Insured Parties may reasonably require from time to time.

(b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive 30 days’ prior notice of the same (or 10 days’ notice in the event of non-payment), by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of California and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better, or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

(c) On or before the date Landlord delivers possession of the Premises to Tenant, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article 11 and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination or change to the Policies (or 10 days’ notice in the event of non-payment) that would affect the interest of any of the Insured Parties.

Section 11.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by the property insurance that was required to be carried by that party under the terms of this Lease. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

Section 11.3 Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.

(b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Initial Alterations in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.

Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged or are rendered wholly untenantable, (b) if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building, as the case may be, shall be required (whether or not the Premises are so damaged or rendered untenantable), (c) if any

Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, or (d) if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, then in any of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage, or such lesser percentage of the Building’s office space that is subject to leases under which Landlord has such a termination right and where the premises thereunder were similarly affected by such casualty. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to or use of the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than one (1) year from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.

Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days.

Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Taking.

(a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a material portion of the Real Property, the Building or the Premises, terminate this Lease.

(d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and any Above Building Standard Installations.

(e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1 Consent Requirements.

(a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises (sometimes referred to herein as a “Transfer”), Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises (“Tenant’s Asking Rate”). Such notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord’s option, (1) to terminate this Lease with respect to such space as Tenant proposes to sublease (the “Partial Space”), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 75% or more of the rentable square footage of the Premises, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s notice. If

Landlord exercises its option to terminate this Lease with respect to all or a portion of the Premises, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than 60 days after the date of the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant or to any other party. Tenant shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.

Section 13.3 Conditions to Assignment/Subletting.

(a) If Landlord does not exercise Landlord’s option provided under Section 13.2, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld. Such consent shall be granted or denied within 30 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, and (iv) any other information Landlord may reasonably request within thirty (30) days after Landlord’s receipt of the information specified in clauses (i), (ii) and (iii) above, provided that:

(i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;

(ii) the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii) if Landlord has, or reasonably expects to have within 6 months thereafter, comparable space available in the Building, neither the Transferee nor any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Building;

(iv) the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 6 months negotiating in connection with the rental of space in the Building;

(v) there shall be not more than 2 subtenants in each floor of the Premises;

(vi) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent;

(vii) the proposed Transfer is either a sublease or a non-collateral complete assignment;

(viii) the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Real Property a right to cancel its lease;

(ix) the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of Santa Clara, and State of California; and

(x) Landlord has received assurances acceptable to Landlord in its sole discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Lease and under applicable law for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

(iii) no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3(a); and

(iv) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.3(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment

Section 13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this
Article 13.

Section 13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, or the amount of space subject to any such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than 95% of Tenant’s Asking Rate, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.3 before assigning this Lease or subletting all or part of the Premises.

Section 13.6 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease (or if such assignment or sublease is permitted hereunder without Landlord’s prior consent, within 60 days of the effective date of such assignment or sublease), deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, and legal fees not to exceed Two Thousand Dollars ($2,000.00) (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(b) In the case of a sublease, on a monthly basis, 50% of any consideration payable for such month under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment payable for such month during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be calculated and paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the “Transfer Premium.” Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated by ten percent (10%) or more, such event shall, at Landlord’s option, be deemed to be an uncurable Event of Default (as such term is defined in Section 15.1 below) and Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

Section 13.7 Transfers.

(a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date (y) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets, and (z) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged, consolidated or converted or to which all or substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and is at least equal to the net worth of Tenant (1) immediately prior to such merger, consolidation, conversion or transfer, or (2) on the Effective Date, whichever is greater, (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, (v) Tenant and any Guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, and (vi) such transfer does not cause Landlord to be in default under any existing lease at the Real Property. Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Uses, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.8 if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant’s interest in this Lease in a transaction approved by Landlord, or if an Event of Default by Tenant exists under this Lease.

(b) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

(c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building or its affiliate agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

Section 13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

Section 13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 13.11 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 Landlord’s Access. (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency or prior to entry to provide routine janitorial services (in which events no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Building.

All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building System, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

Section 14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known.

Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15

DEFAULT

Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a) Tenant fails to pay when due any installment of Rent and such failure continues for five (5) Business Days after written notice thereof from Landlord to Tenant, except that Landlord shall only be required to give one such notice in any calendar year, and after any such notice is given any failure by Tenant in such calendar year to pay any Rent due hereunder when due shall itself constitute an Event of Default, without the requirement of notice from Landlord of such failure; or

(b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3, Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3, Article 9 or Section 26.10) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days; or

(c) if Landlord applies or retains any part of the Security Deposit held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or if Landlord draws on any Letter of Credit (as hereinafter defined) required hereunder, in part or in whole, and Tenant fails to provide Landlord with a replacement Letter of Credit, within 5 Business Days after notice by Landlord to Tenant stating the amount applied, retained or drawn, as applicable; or

(d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof. or

(f) If Guarantor shall fail to perform any of the obligations when due under the Guaranty of Lease from the Guarantor in favor of Landlord, guarantying the payment and performance by Tenant of its obligations under this Lease; or

(g) Guarantor generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due or is subject to the filing of a petition, case or proceeding in bankruptcy.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Section 15.2 Landlord’s Remedies. (a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant 3 days’ notice of termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such 3 day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15, and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

(b) If Landlord elects to terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:

(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and

(v) Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default.

For the purposes of this Section 15.2(b), “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the “worth at the time of award” of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.

Section 15.3 Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.

Section 15.4 Reletting on Tenant’s Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:

(a) First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) and necessary or reasonable Work of Improvement.

(b) Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.

(c) Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.

Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within 5 days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

Section 15.5 General. (a) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

(b) If, after Tenant’s abandonment of the Premises, Tenant leaves behind any of Tenant’s Property, then Landlord shall store such Tenant’s Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant’s Property within the period permitted by law, Landlord may sell such Tenant’s Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

(c) To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.

Section 15.6 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

Section 15.7 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 10 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 10 Business Days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages

(including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE 18

END OF TERM

Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Specialty Alterations. Tenant shall have no obligation to remove Landlord’s Work.

Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the greater of (i) 150% of the Rent payable under this Lease for the last full calendar month of the Term, and (ii) 150% of the rate Landlord is then asking for comparable space in the Building (or if no comparable space is then available, 150% of the fair market rental value of the Premises as reasonably determined by Landlord), (b) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1 Jury Trial Waiver. IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding (including specifically any proceeding to terminate a lease or evict a tenant pursuant to CCP Title 3, Chapter 4 Forcible Entry and Detainer, commencing with section 1159 et seq.) against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

ARTICLE 24

BROKER

Landlord has retained Landlord’s Broker as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Broker. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Broker and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Broker and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1 Waiver of Liability. Neither Landlord nor any of its Indemnitees shall be liable or responsible in any way for, and Tenant hereby waives all claims against the Indemnitees with respect to or arising out of (a) any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, agent or customer of Tenant or any other person, from any causes whatsoever except to the extent such injury or death is caused by the willful misconduct of the Indemnitees; or (b) any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, customers, licensees, invitees, guests or any other person; except to the extent such injury or damage is to property not covered by insurance carried (or required to be carried) by Tenant and is caused by the willful misconduct of the Indemnitees. Subject to the foregoing, none of the Indemnitees shall be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building. In addition, none of the Indemnitees shall be liable for any loss or damage for which Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair.

Section 25.2 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises, or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

Section 26.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Landlord Transfer”) by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of the Landlord Transfer.

Section 26.3 Limitation on Liability; Exculpation. The liability of Landlord for Landlord’s obligations arising in connection with or under this Lease shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member or shareholder of Landlord or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder (collectively, the “Landlord Parties” and each a “Landlord Party”) in seeking either to enforce Landlord’s obligations arising in connection with or under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. Without limiting the generality of the foregoing and notwithstanding anything appearing to the contrary in this Lease, no Landlord Party shall be personally liable for the performance of the obligations of, or in respect of any claims against, Landlord arising in connection with or under this Lease, and no personal judgment shall be sought or obtained against any Landlord Party in connection with this Lease. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Sections 17.2 and 25.1 above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of California.

Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8 Lease Disputes. (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Northern District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for

Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.

Section 26.10 Estoppel. Within 7 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit and/or Security Deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property, or the Building, or all or any portion of Landlord’s interest in the Real Property, or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 26.16 Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing for Tenant’s right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.

Section 26.17 Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.

Section 26.18 Signage. Tenant may, at Tenant’s expense, install a sign identifying Tenant’s business at the entrance to the Premises, provided that the design, size, color and location of the sign shall be subject to Landlord’s prior reasonable approval. Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant’s company listed on the Building directory situated in the lobby of the Building, on the Tenant directory in the lobby of each multi-tenant floor (if any) on which any portion of the Premises is located, and, subject to the next sentence, on the middle slot of the existing Building monument sign located at the entrance to the Building. Tenant’s aforesaid right to monument signage is subject to Landlord entering into arrangements satisfactory to Landlord, in its sole discretion, with the existing tenant that has such monument signage right, for its surrender of such right. If, after Tenant’s name is initially listed on any such directory or on the monument sign, Tenant requests a change in Tenant’s name as printed thereon, Tenant shall reimburse Landlord for Landlord’s reasonable cost of reprinting Tenant’s name for the directory or the monument sign. All costs associated with Tenant’s monument signage, including costs of installation, and removal thereof as set forth below, shall be paid by Tenant, and for any such work performed by Landlord, Tenant shall reimburse Landlord for the same within ten (10) Business Days after Landlord’s written demand. All of Tenant’s aforesaid signage shall comply fully with and be conditioned upon and subject to all Requirements, and the design, size, color and location of all of Tenant’s aforesaid signage shall be subject to Landlord’s prior reasonable approval and consistent with Building standard signage criteria, if any. Tenant’s aforesaid right to monument signage is personal to the Tenant originally named in this Lease, and shall forever terminate as of the date that such named Tenant shall no longer be the Tenant hereunder. In addition, Tenant’s aforesaid right to monument signage shall forever terminate as of the date that an Event of Default shall have occurred under this Lease and Tenant shall have failed to cure the same within any applicable cure period provided under this Lease. Upon the expiration or earlier termination of this Lease, or the earlier termination of Tenant’s monument signage rights hereunder, Tenant shall remove its monument signage and restore the monument to its condition prior to the installation of such signage, or, at Landlord’s election, Landlord shall perform such work, in which case all costs and expenses of such removal and restoration shall be paid by Tenant to Landlord within ten (10) Business Days after Landlord’s written demand.

Section 26.19 Financial Statements. Within ten (10) Business Days after Landlord’s request from time to time during the term of this Lease, Tenant shall deliver to Landlord (i) Tenant’s and Guarantor’s audited financial statements for the most recently completed fiscal year or (ii) if audited statements for Tenant or Guarantor are not prepared, then unaudited financial statements for the most recent fiscal year of Tenant or Guarantor which shall be certified to be true and correct by Tenant’s Chief Financial Officer and Guarantor’s Chief Financial Officer, respectively. In addition, within ten (10) Business Days after Landlord’s request from time to time during the term of this Lease, Tenant shall provide such additional information as Landlord may reasonably request to enable Landlord to assess the then credit-worthiness of Tenant as a tenant of the Building, and Guarantor as guarantor of Tenant’s obligations hereunder, including copies of financial statements reflecting Tenant’s and Guarantor’s then current financial situation. Landlord shall use reasonable efforts to ensure that all financial statements furnished by Tenant and Guarantor are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building and Guarantor as a guarantor of Tenant’s obligations hereunder.

Section 26.20 Development of the Real Property. Landlord reserves the right to subdivide all or a portion of the Real Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.

Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.21 shall be structured so that the net economic results to Landlord and Tenant shall be the same as (or more favorable to Tenant than) those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 26.21, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

ARTICLE 27

LETTER OF CREDIT

Section 27.1 Form of Letter of Credit; Letter of Credit Amount. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit F and containing the terms required herein, payable in the City of San Francisco, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher (by Standard & Poor’s) or a long term rating of A2 or higher (by Moody’s), under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount set forth in Article 1 (the “Letter of Credit Amount”); provided, however, that until the Rent Commencement Date with respect to the Expansion Premises, the Letter of Credit Amount shall be $96,000.00. Landlord acknowledges that as of the date of this Lease, Wells Fargo Bank N.A. is an acceptable issuer of the Letter of Credit. The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce - Publication No. 600, modified as set forth on Exhibit F attached hereto. If Tenant exercises its option to extend the Term pursuant to this Lease then, not later than sixty (60) days prior to the commencement of the Extension Period, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date as sixty (60) days after the expiration of the Extension Period. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasonable discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date, or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor’s) or Baa2 or lower (by Moody’s) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor’s) or A2 or higher (by Moody’s) and otherwise meeting the requirements set forth in this Article 27 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

Section 27.2 Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

Section 27.3 Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) Business Days thereafter, replenish the Letter of Credit to the Letter of Credit Amount or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 27, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, at Landlord’s option the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 27, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 27, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

Section 27.4 Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

Section 27.5 California Civil Code Section 1950.7. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the Letter of Credit or the proceeds therefrom to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

Section 27.6 Reduction of Letter of Credit Amount. The Letter of Credit Amount required hereunder shall reduce as of the commencement of Rent Year 3 to $81,000.00 and as of the commencement of Rent Year 4 to $40,000.00 (each such date, a “Reduction Date”); provided, however, that if on the Reduction Date or during the one (1) year period prior to the Reduction Date an Event of Default (or a default that subsequently matures into an Event of Default) shall have occurred under this Lease (or any default under this Lease shall have occurred where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease), the required amount of the Letter of Credit shall not reduce on the Reduction Date and shall not thereafter be subject to reduction. If Tenant is entitled to the foregoing reduction in the Letter of Credit Amount, Landlord shall cooperate with Tenant upon Tenant’s request to replace or amend the then existing Letter of Credit to reflect such reduced amount required hereunder.

ARTICLE 28

PARKING

Tenant shall have the right to use, commencing on the Commencement Date and at no additional cost to Tenant, up to three (3) non-transferable parking passes for each one thousand (1,000) rentable square feet of the Premises, which parking passes shall pertain to the Building Parking Facility (as hereinafter defined). “Building Parking Facility” shall mean and collectively refer to that certain parking structure located on the Real Property, providing both subterranean and surface parking. One-half of the parking passes shall pertain to subterranean parking in the Building Parking Facility, and the other one-half of the parking passes shall pertain to surface parking in the Building Parking Facility (and if there shall be an odd number of parking passes, the final pass shall be for surface parking). Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the Building Parking Facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Building Parking Facility, including any sticker or other identification system established by Landlord or the operator of the Building Parking Facility, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Building Parking Facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Building Parking Facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes granted to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

OPTION TO RENEW

Section 29.1 Option to Renew.

a. Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of this Lease. The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than twelve (12) full calendar months and not later than nine (9) full calendar months prior to expiration of the initial term of this Lease. Notwithstanding the foregoing, at Landlord’s election, the renewal option shall be null and void and Tenant shall have no right to renew this Lease pursuant thereto if on the date Tenant exercises the option or on the date immediately preceding the commencement of the renewal period (i) the original Tenant named under this Lease is not in physical occupancy for the conduct of business of at least 50% of the entire Premises then demised hereunder or such Tenant does not intend to continue to so occupy at least 50% of the entire Premises then demised hereunder, or (ii) an Event of Default (or a default that subsequently matures into an Event of Default) shall have occurred and be continuing under this Lease.

b. Terms and Conditions. If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during such renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in its then “as-is” state and condition, (iii) the Fixed Rent payable by Tenant for the Premises shall be the then-fair market rent for the Premises based upon the terms of this Lease, as renewed, (iv) the Base Year shall be the calendar year in which the renewal term commences, and (v) the Base Tax Year shall be the fiscal tax year in which the renewal term commences. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Section 29.1.b., the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to renewal and new tenants (giving more weight to renewal tenancies), taking into consideration the quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable first-class, reputable, established office buildings in comparable locations in Santa Clara County, California, in comparable physical and economic condition, taking into consideration then prevailing ordinary rental market practices with respect to tenant concessions, such as tenant improvement allowances and free rent periods (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then-prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit G attached hereto.

c. Minimum Rental. Notwithstanding anything in the foregoing or Exhibit G attached hereto to the contrary, in no event shall the Fixed Rent during the renewal period be less than the aggregate amount of the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment payable for the calendar month immediately preceding the commencement of the renewal period (without taking into account any temporary rental abatements then in effect).

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

SANTA CLARA TOWERS, L.P., a Delaware limited partnership		INPHI CORPORATION, a Delaware corporation

By:	/s/ James A. Pierre	By:	/s/ John S. Edmunds

Name:	James A. Pierre	Name:	John S. Edmunds

Its:	Vice President	Its:	CFO

EXHIBIT A

Floor Plan

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT A

EXHIBIT A-1

DESCRIPTION OR DELINEATION OF THE LAND

EXHIBIT A-1

EXHIBIT B

Definitions

Base Building: The structural portions of the Building (including exterior walls and glass, roof structure and membrane, foundation, and floor slabs.

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, Premises Systems).

Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.

Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, plaza and sidewalk areas, Building Parking Facility and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities, all as designated by Landlord from time to time for the general use and convenience of Tenant and other tenants and their respective authorized representatives and invitees. So long as the Fitness Facility shall remain available for use by Tenant pursuant to Section 10.11 of the Lease, the Fitness Facility shall be deemed part of the Common Areas, subject to the provisions of Section 10.11 of the Lease.

Comparable Buildings: First-class office buildings of comparable age and quality in the City of Santa Clara, California, including specifically the buildings commonly known as Mission Towers I and II buildings and Tower II.

Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing leasable space for any Building tenant; (f) fixed rent under Superior Leases, if any; (g) charitable and political contributions; (h) wages, salaries and benefits paid to any persons above the grade of manager of the Building and Real Property and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building, the Building or the Real Property or any part of either, (c) disputes with Landlord’s employees or Landlord’s Building or Real Property manager, or (D) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the

EXHIBIT B

nature of penalties or fines; (m) costs for services, supplies or repairs paid to any Landlord related entity materially in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising, marketing, and promotional expenses in connection with leasing, selling or financing the Building, and other costs of selling or financing the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises as of the date hereof; (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1.; (t) depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as reasonably determined by Landlord; (u) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building except to the extent such costs reflect costs that would have been reasonably included in Operating Expenses absent such violation; (v) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same materially exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis (taking into account the market factors in effect on the date any relevant contracts were negotiated); (w) Landlord’s general corporate overhead and general and administrative expenses, as distinguished from the costs of the management, operation, maintenance and repair of the Real Property; (x) rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be capital items, except for (1) expenses in connection with making minor repairs on or keeping Building systems in operation while minor repairs are being made, and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services; and (y) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of management, operation, repair and maintenance of the Real Property.

Governmental Authority: The United States of America, the City of Santa Clara, County of Santa Clara, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Guarantor: The Guarantor, if any, of Tenant’s obligations under this Lease as identified in Article 1 of this Lease.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

HVAC System: The Building System designed to provide heating, ventilation and air conditioning.

EXHIBIT B

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lease Year: Any calendar year, or portion thereof, following the Commencement Date, the whole or any part of which period is included within the Term.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Building or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus days observed by the State of California, the City of Santa Clara, and/or the labor unions servicing the Building as holidays.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days.

Premises Systems: Supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only),

EXHIBIT B

liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Real Property: The land described or delineated on Exhibit A-1 to this Lease (the “Land”), together with the Building (the “Building”), and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Building or otherwise located on the Land, and any fixtures, machinery, apparatus, systems and equipment, furniture and other personal property located thereon or therein and used in connection therewith. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property. Landlord shall have the right from time to time, in Landlord’s sole discretion, to designate those portions of the Real Property to be provided, from time to time, for use as Common Areas or for the exclusive use of certain tenants.

Rent Year: The first Rent Year shall commence on the Rent Commencement Date and shall end on the last day of the fifth (5th) full calendar month following the Rent Commencement Date. Each succeeding Rent Year shall commence on the day following the end of the preceding Rent Year and shall extend for 12 consecutive full calendar months; provided, however, that the last Rent Year shall expire on the Expiration Date.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit D, as they may be modified from time to time by Landlord.

Specialty Alterations: Alterations which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations of a similar character. All Specialty Alterations are Above-Building Standard Installations.

EXHIBIT B

Substantial Completion: As to any construction performed by any party in the Premises, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, including, without limitation, the Work Letter, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

EXHIBIT B

EXHIBIT C

WORK LETTER

A. Initial Alterations. Landlord acknowledges that Tenant may desire to perform certain initial Alterations to the Premises for Tenant’s occupancy pursuant to the Lease. Such initial Alterations are referred to herein as the “Initial Alterations”. The Initial Alterations shall be deemed an “Alteration” for all purposes of this Lease, and shall be subject to all provisions of this Lease relating to Alterations (including Article 5 of this Lease), except as expressly set forth in this Work Letter to the contrary. Tenant shall complete the Initial Alterations in good and workmanlike manner, by a general contactor (“Contractor”) and subcontractors approved by Landlord, such approval not to be unreasonably withheld or delayed, fully paid for and free from liens, in accordance with the Plans reasonably approved by Landlord and Tenant, and in compliance with all of the provisions of Article 5 of this Lease, including the Rules and Regulations and Landlord’s construction standards and procedures for the Building. Within ten (10) Business Days after Landlord’s receipt of the Plans for the Initial Alterations from Tenant, Landlord shall respond to Tenant with Landlord’s approval or disapproval of the Plans, or Landlord’s request for additional detail or information with respect thereto or with respect to the Initial Alterations. If Landlord’s disapproves the Plans, Landlord shall state the reasons for such disapproval and the revisions required in order for Landlord to approve the Plans. Within ten (10) Business Days after Tenant’s receipt of Landlord’s notice, Tenant shall submit to Landlord for Landlord’s review Plans incorporating the required revisions, and Landlord shall respond thereto as set forth above within five (5) Business Days after Landlord’s receipt of the revised Plans. The foregoing procedure shall be followed until Tenant has prepared Plans that Landlord approves in writing as set forth above. Notwithstanding anything to the contrary in Article 5 of this Lease, at the time Landlord approves the Plans for the Initial Alterations, Landlord shall advise Tenant if any of the Initial Alterations constitute Specialty Alterations that are subject to Tenant’s removal and restoration obligations under the Lease, and Landlord’s failure to so designate any Initial Alterations as Specialty Alterations shall waive Landlord’s right to require Tenant to remove the same from the Premises upon expiration or earlier termination of this Lease.

B. Landlord’s Contribution. Landlord shall contribute toward the cost of the design, construction and installation of the Initial Alterations (including, without limitation, the Alteration Operations Fee provided for in Section 5.6 of the Lease (as modified pursuant below in this Paragraph B) an amount not to exceed Landlord’s Contribution of $312,152.50 (which equals $27.50 per rentable square foot of the Premises); provided, however, that (i) not more than $56,755.00 (which equals $5.00 per rentable square foot of the Initial Premises) of Landlord’s Contribution may be applied to Tenant’s reasonable space planning and architectural and engineering costs for the design of the Initial Alterations, and (ii) Landlord’s Contribution may be applied to the reasonable purchase and installation costs of projection screens, mecho shades and a dishwasher in the Premises. Except as set forth in the preceding clause (ii), no portion of Landlord’s Contribution may be applied to the cost of personal property, equipment, trade fixtures, moving expenses, furniture (including work stations and modular office furniture, regardless of the method of attachment to walls and/or floors), signage, voice, data or other cabling, or Fixed Rent, Additional Rent or other amounts payable pursuant to this Lease. Tenant acknowledges that Landlord’s Contribution is to be applied to the Initial Alterations (and the associated costs described above) covering the entire Premises. Tenant may allocate Landlord’s Contribution between the Initial Premises and the Expansion Premises as it

EXHIBIT C

determines, provided that Tenant spends not less than eighty percent (80%) of Landlord’s Contribution towards the Initial Alterations (and soft costs associated therewith) in the Initial Premises, and provided further that after completion of the Initial Alterations in the Initial Premises and the Expansion Premises, each has been improved so as to allow it to be occupied for general offices purposes in compliance with applicable Requirements. Notwithstanding anything to the contrary in this Paragraph B, Landlord’s Contribution shall be available for disbursement pursuant to the terms hereof only for the first twelve (12) months after the Initial Premises Rent Commencement Date. Accordingly, if any portion of Landlord’s Contribution is not requested by Tenant, with all conditions herein to the disbursement thereof satisfied by Tenant, prior to the date that is twelve (12) months from the Initial Premises Rent Commencement Date, such unused portion shall be forfeited by Tenant. Notwithstanding the foregoing, in the event that the Expansion Premises Commencement Date shall be delayed beyond February 15, 2011, the aforesaid twelve (12) month period shall be extended, day for day, by the period of such delay, but only as respects the availability of Landlord’s Contribution for the costs of the Initial Alterations, if any, in the Expansion Premises.

If the cost of construction of the Initial Alterations (including the Alteration Operations Fee) exceeds the funds available therefor from Landlord’s Contribution, then Tenant shall pay all such excess (the “Excess Cost”). Based on the estimated cost (the “Estimated Costs”) of the construction of the Initial Alterations, the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of such work as the same is performed, in accordance with their respective Share of Costs for such work. At such time as Landlord’s Contribution has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses in the same manner as Tenant’s payments of Tenant’s Share of Costs were paid.

Landlord shall disburse the Landlord’s Contribution directly to Contractor, and/or to the applicable subcontractors, and/or to Tenant, as Landlord shall determine (except where Tenant shall have previously paid the requested amount to the applicable party, in which case Landlord’s disbursement shall be made directly to Tenant as a reimbursement of such amount upon satisfaction of the following conditions), within thirty (30) days after Landlord’s receipt of (A) invoices of Contractor furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by California Civil Code Section 3262). No payment will be made for materials or supplies not incorporated into the construction, regardless of whether the materials or supplies are located on the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by California Civil Code Section 3262) from Tenant’s Contractor and all subcontractors and suppliers involved in the Initial Alterations. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to disburse any portion of Landlord’s Contribution during any period that Tenant is in breach of or in default under this Lease (but the foregoing shall not relieve Landlord from its disbursement obligation hereunder after such default is cured within any applicable cure period under this Lease).

EXHIBIT C

At the time Landlord makes any disbursement of Landlord’s Contribution, Landlord shall retain from Landlord’s Contribution, as a partial payment of the Alteration Operations Fee, a proportionate amount of the Alteration Operations Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to ensure that the entire Alteration Operations Fee is retained over the course of construction on a prorata basis. At such time as Landlord’s Contribution has been entirely disbursed, Tenant shall, within fifteen (15) days of written demand by Landlord from time to time during the course of construction of the Initial Alterations, pay to Landlord the remainder, if any, of the Alteration Operations Fee theretofore due and not yet paid to Landlord. Upon completion of the Initial Alterations, Tenant shall furnish Landlord with invoices and other documentation reasonably required by Landlord to evidence the total cost of the Initial Alterations, so that the final amount of the Alteration Operations Fee may be calculated, and Tenant shall, within fifteen (15) days of written demand, pay to Landlord the remainder, if any, of the Alteration Operations Fee not yet paid to Landlord.

Notwithstanding Section 5.6 of the Lease, the Alteration Operations Fee with respect to the Initial Alterations shall be calculated on hard costs only, and a percentage factor of one and one-half percent (1 1/2%) rather than five percent (5%) shall be used in the calculation of the Alteration Operations Fee with respect to the Initial Alterations.

C. Landlord’s Work. Landlord shall cause its contractor to perform the following work (“Landlord’s Work”) in the Premises and the Building at Landlord’s sole cost and expense (and not as a deduction from Landlord’s Contribution) using Building standard materials and finishes:

(i) Perform such work as shall be necessary (if any) to put the existing VAV boxes in the Premises in good working order; and

(ii) Perform all work necessary (if any) to cause the common areas of the Building that are reasonably anticipated to be in Tenant’s path of travel to the Premises to comply with Title 24 requirements regarding handicap access and use (using Building standard plans and finishes), to the extent such work is required as of the Commencement Date under Title 24 requirements that are applicable as of the Commencement Date.

In no event shall Landlord’s Work include any work required by reason of or triggered by (w) any of the Initial Alterations that are not normal and customary general office improvements, (x) any Alterations of Tenant not included within the Initial Alterations, (y) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (z) Tenant’s particular employees or employment practices, and Tenant shall be responsible for performing and paying for any work so required or triggered.

Landlord’s Work shall be performed prior to and/or during Tenant’s construction of the Initial Alterations, as Landlord shall elect, and Landlord shall Substantially Complete Landlord’s Work prior to the later of (i) ninety (90) days after the Commencement Date, (ii) Tenant’s completion of the Initial Alterations, or (iii) Tenant’s commencement of the

EXHIBIT C

conduct of business in the Premises or any portion thereof; provided, however, that in no event shall Landlord be liable for any delay in Substantial Completion of Landlord’s Work caused by Unavoidable Delays, or by any interference by Tenant or its contractors in the performance of Landlord’s Work (including any failure by Tenant or its contractors to reasonably cooperate with the construction of Landlord’s Work as set forth below). To the extent Landlord’s Work is performed during the period of construction of the Initial Alterations as permitted pursuant to the foregoing, Landlord and Tenant shall cause their respective contractors to reasonably cooperate with each other in the coordination of the construction of Landlord’s Work and the construction of the Initial Alterations, and the utilization of the Building’s freight elevator(s), loading dock(s), and other Building systems and facilities, so as to ensure the efficient and timely progress to completion of all such work. At either party’s request after substantial Completion of Landlord’s Work, Landlord and Tenant shall conduct a joint inspection of the Premises and prepare a list of agreed punch list items and the anticipated schedule for completing the same. Landlord shall use diligent efforts to complete such punch-list items in a timely manner.

D. Building Services During Construction and Move-In. Tenant may use the Building’s freight elevator and loading dock (if any), on a non-exclusive basis, in accordance with the Building’s rules and procedures (including scheduling and sharing requirements), free of charge during Ordinary Business Hours during the construction of the Initial Alterations and Tenant’s initial move into the Premises. If Tenant desires use of the freight elevator or loading dock during other than Ordinary Business Hours, then Tenant may reserve such use in compliance with the Building’s rules and procedures and shall pay Landlord’s standard charges to Building tenants for providing any elevator personnel or security services in connection with such use. Any security services provided by Landlord in connection with such activities shall be solely for the benefit of Landlord’s property, and in no event shall Landlord be liable to Tenant for, and Tenant hereby releases Landlord and its agents and contractors from, liability for, any theft, loss or damage of or to Tenant’s property during the period of the construction of the Initial Alterations and Tenant’s initial move into the Premises.

EXHIBIT C

EXHIBIT D

Rules and Regulations

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. All locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

EXHIBIT D

10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.

14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22. Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

EXHIBIT D

23. The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building’s applicable Standard Operating Procedures and be compatible with all Building Systems.

EXHIBIT D

EXHIBIT E

VIA HAND DELIVERY

            , 2010

RE: Office Lease (“Lease”) dated             , 2010, between,                      as “Tenant”, and                      as “Landlord”, for the premises located at                             ,                     , California, Suite                     .

Dear                     :

In accordance with Articles 1 and 2 and Exhibit E of the above referenced Lease, this letter is to confirm the following:

The Premises consist of              rentable square feet on the          floor of the Building.

The Commencement Date as respects the [Initial] [Expansion] Premises is                     .

The Rent Commencement Date as respects the [Initial] [Expansion] Premises is                     .

The Expiration Date is             , 20    .

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.	ACCEPTED AND AGREED:

Sincerely,

By:
By:	Name:

Property Manager	Title:

EXHIBIT E

EXHIBIT F

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

Issuance Date:

Beneficiary:	Applicant:

Santa Clara Towers, L.P.	[NAME AND ADDRESS OF TENANT]
c/o SHORENSTEIN PROPERTIES LLC
235 Montgomery Street, 16th Floor
San Francisco, CA 94104
Attn: Corporate Secretary

Ladies and Gentlemen:

At the request and for the account of                     , we hereby establish our Irrevocable Letter of Credit in your favor in the amount of      Dollars (US$    ) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of [insert bank name] Letter of Credit Number [insert number] (the “Credit”), hereby certifies that the amount drawn under the Credit is due and payable to Beneficiary in accordance with the provisions of that certain Lease dated as of April     , 2010, between [insert landlord name] and [insert tenant name], as such lease may be amended from time to time.”

This Letter of Credit expires at our above office on             , but shall be automatically extended, without written amendment, to              in each succeeding calendar year up to but not beyond September 30, 2015, unless we have sent written notice to you at your address above (or such other address of Beneficiary changed from the address above by means of an amendment to this Letter of Credit or transfer of this Letter of Credit) by registered mail or receipted express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be September 30, 2011 or any subsequent September 30th occurring before September 30, 2015 and be at least sixty (60) calendar days after the date we send you such notice. Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may draw under this Letter of Credit up to the full unused balance of this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of [insert bank name] Letter of Credit Number                      (the “Credit”), hereby certifies that we received a notice from [insert bank name] that the Credit will not be extended for any additional period beyond the date specified in such notice.”

Partial drawings are permitted under this Letter of Credit. Each draft must be marked “Drawn under [insert bank name] Letter of Credit Number                     ”.

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft. Unless this Letter of Credit is fully exhausted, the Letter of Credit will be returned to your above address (or such other address of Beneficiary changed from the address above by means of an amendment to this Letter of Credit or transfer of this Letter of Credit) with our endorsement evidencing the payment of such draft.

We are not required to inquire as to the accuracy of the matters recited in the written statement or as to the authority of the person signing the written statement and may take the act of signing as conclusive evidence of such accuracy and his or her authority to do so. The obligation of [insert bank name] under this Letter of Credit is the individual obligation of [insert bank name] and is in no way contingent upon reimbursement with respect thereto.

It is a further condition of this Letter of Credit that the amount available for drawing under this Letter of Credit shall be decreased upon our receipt of your written decrease authorization provided that such decrease authorization should specifically reference this Letter of Credit by number, clearly indicate the amount by which this Letter of Credit is to be decreased and be signed by a person identifying themselves as authorized to sign for you. You shall be notified of such decrease by means of our amendment to this Letter of Credit and your decrease authorization shall be considered as your agreement to such amendment.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit and provided that such transfer would not violate any rule, order or regulation applicable to us and such transfer request is otherwise in compliance with the terms of this Letter of Credit. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee.

All banking charges in connection with this Letter of Credit (including transfer fees, if any) are for the applicant’s account.

If at any time Beneficiary or its authorized transferee is not in possession of the original of this Letter of Credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or transfer thereof, our obligations as set forth in this Letter of Credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

EXHIBIT D

Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication Number 600. If this Letter of Credit expires during an interruption of business as described in article 36 of Publication 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business. Notwithstanding Article 14 of the UCP or any other provision of the UCP, and regardless of whether the words “strict”, “exact” or “identical” or similar words are used in this Letter of Credit, a document presented under this Letter of Credit need not reproduce the wording in this Letter of Credit exactly, including typographical errors, punctuation, spacing, blank lines and spaces (or the completion or deletion thereof), and the like.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to our above-mentioned office, Wells Fargo Bank, N.A. at One Front Street, 21st Floor, San Francisco, California 94111 on or before 5:00PM California time on September 30, 2011, or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

Very truly yours

[insert bank name]

By:

Name:

Title:

EXHIBIT D

Exhibit A to [insert bank name] Letter of Credit No.

Date:

[insert bank name and address]

Subject: Letter of Credit Number

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified. This request for transfer does not change the place of expiration from your above office.

Very truly yours,

[insert name of transferor]

EXHIBIT D

By:

Name:

Title:

Signature of Transferor Guaranteed

[insert name of bank]

By:

Name:

Title:

[a corporate notary acknowledgement or a certificate of authority with corporate seal is acceptable in lieu of bank guarantee above]

EXHIBIT D

EXHIBIT G

APPRAISAL PROCEDURE

Within fifteen (15) days after the expiration of the thirty (30)-day period set forth in Article 29 of the Lease for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market monthly rental. The brokers each shall have at least ten (10) years’ experience with leases in first-class office buildings in Santa Clara County, California, and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market monthly rental. Except in the case of death or other mental or physical disability verified by medical documentation from a licensed medical doctor, once a party appoints a broker to act on its behalf, it shall not have the right to replace such broker with another broker unless the other party shall consent thereto in its sole and absolute discretion, and if the broker appointed by a party shall withdraw in violation of the foregoing, the single broker appointed by the other party shall be the sole broker and shall set the fair market monthly rental. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market monthly rental. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market monthly rental. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market monthly rent (utilizing the appraisal methods approved by the parties for the first two brokers, except as otherwise agreed by the parties in writing), and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market monthly rent is set forth, the third broker shall place his determination of the fair market monthly rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market monthly rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two (2) determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the (2) two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market monthly rent shall be the fair market monthly rent. If such is not the case, fair market monthly rent shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of fair market monthly rent by the third broker.

EXHIBIT D